AGREEMENT


Effective Date:  June 23, 1998


Parties:

         Sunrise International Leasing Corporation ("Sunrise" or the "Company") 5500 Wayzata Blvd., Suite 725
         Golden Valley, Minnesota  55416

         Peter J. King                                                  ("King")
         The King Management Corporation
         5500 Wayzata Blvd., Suite #750
         Golden Valley, MN  55416

         The King Management Corporation                     ("King Management")
         5500 Wayzata Blvd., Suite #750
         Golden Valley, MN  55416


Recitals:

         A. Sunrise is a public company engaged primarily in the business of leasing computer equipment.

         B. King has unique experience, skill and expertise in the leasing business, especially in the development of vendor leasing programs and business strategies.

         C. King Management is a private corporation doing business in the State of Minnesota, and is a well-financed company with experience and expertise in all aspects of the equipment leasing business.

         D. Sunrise's 1997 annual report on Form 10-K identified certain liquidity problems which, if they had materialized, would have placed the Company in default of its loan agreements and would have severely affected its ability to borrow funds to support its vendor programs which, in turn, would have jeopardized its vendor program business.

         E. In June 1997, Sunrise appointed King as its Chairman of the Board. In May 1998, King also was appointed Chief Executive Officer ("CEO") of the Company.

         F. Since June 16, 1997, King Management has provided Sunrise certain financial and other services pursuant to an agreement dated as of the same date.

         G. King Management has participated with Sunrise in Sunrise's vendor programs and has provided substantial assistance to Sunrise in financing such programs.

         H. The parties believe it is in the best interests of the Company to continue their working relationship and are desirous of extending such relationship through June 30, 2000, and amending their agreement in various other respects.


Agreement:

         In consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

 1.       Peter King

          a. Capacity. Peter King has previously been appointed by the Sunrise Board of Directors to serve as Sunrise's Chairman of the Board and CEO, and as such will continue to be an officer and employee of Sunrise. In his service as Chairman and CEO, King will report to and be subject to the direction of Sunrise's Board of Directors.

          b. Duties. King's duties will be those duties customarily performed by a Chairman and CEO. King's responsibilities will be related to the general management of the day-to-day business affairs of Sunrise and presiding at all meetings of the Board of Directors and shareholders of Sunrise.

          c. Term. King's employment as CEO will continue until June 30, 2000, and shall continue thereafter subject to the mutual agreement of both parties. The termination of King's employment as CEO will not affect King's service as a director of Sunrise, which is subject to shareholder approval, or his service as Chairman, which is subject to the discretion of the Board of Directors.

         d. Compensation. Effective April 1, 1998, Peter King will receive a salary equal to $200,000 a year, subject to the usual payroll deductions, payable in accordance with the Company's normal payroll practices. Mr. King will receive, in his discretion, those additional benefits which the Company makes available to officers. In addition, Mr. King will be granted, effective as of June 23, 1998, two separate non-qualified options to purchase the Company's Common Stock. The first option is immediately exercisable in full and will cover 250,000 shares and is granted in consideration of Mr. King's willingness to assume the responsibilities and duties as CEO of the Company. The option term will be ten years and will be exercisable at a price of $3.25 per share. The second option will cover 400,000 shares and will be a "cliff-vesting option." Vesting will be accelerated in increments of 125,000 shares, 125,000 shares and 150,000 shares when the average closing price of the Company's Common Stock over a period of ten business days, as determined by reference to the National Market System, attains $5.00, $6.00 and $7.00, respectively. The term of this option will be seven years and will be exercisable at a price of $3.25 per share. The options will be evidenced by formal option agreements.

 2. The King Management Corporation. King Management will continue to provide the following benefits and services to Sunrise through the term of this Agreement:

         a. provide sufficient subordinated debt to Sunrise to cover any net worth financial covenant deficiency, if necessary to obtain funding for its vendor programs;

         b. utilize the balance sheet and borrowing resources of King Management to provide funding for approved Sunrise vendor programs, including making direct loans, providing certain subordinations and arranging financing packages by utilizing King Management's balance sheet, if necessary; and

         c. King Management will work closely with the Company to enhance the Company's future prospects, including, but not limited to, generally assisting the Company to finance its vendor business until June 30, 2000. Direct financing provided to Sunrise will be at terms at least as favorable as those which could be obtained from other sources.

 3. Access to the Other Party's Employees. King Management has provided Sunrise access to five of its employees who, since April 1, have devoted varying amounts of time to Sunrise matters. Two of those employees, Jeffrey Jacobsen and James Teal, became employees of Sunrise as of June 23, 1998. The other three employees continue to be King
         Management employees working on Sunrise matters with the consent of Sunrise. King Management employees providing services to Sunrise may be changed from time to time, but only with the prior approval of Sunrise. Sunrise retains the ongoing right to discontinue using the services of any or all King Management employees upon 90 days notice to King Management.

         From time to time, King Management may also seek to use the expertise and services of Sunrise employees, and Sunrise agrees to permit the reasonable use of such employees, subject to the condition that the business of Sunrise is not materially impacted.

 4. Allocation of Costs of Employees Working for Both Parties. The Company will pay to King Management on or about July 1, 1998, the approximate sum of $125,000 to cover the cost of the services of five King Management employees rendering serves to the Company in varying amounts from April 1, 1998 through June 30, 1998. On October 1, 1998, and every three months thereafter, King Management will bill Sunrise for the reasonable costs related to the agreed services continuing to be provided to Sunrise by King Management employees in the previous three-month period.

         Without its prior written agreement, Sunrise assumes no responsibility for the payment of any salary, bonuses, personal insurance, automobile expenses or other perquisites provided by King Management to its employees. However, as of June 23, 1998, options covering 110,000 shares of Sunrise Common Stock have been granted to the two King Management employees who have become Sunrise employees and options covering 17,000 shares of Sunrise Common Stock have been granted to the other three King Management employees continuing to provide services to Sunrise while employed by King Management.

         In the event that Sunrise employees provide future services, King Management will compensate Sunrise on generally the same terms as King Management is being compensated as described above in this Section 4.

5. Vendor Program Sharing. For the period beginning April 1, 1998, continuing throughout the remaining term of this Agreement, King Management will be allocated a specific percentage of the vendor transactions consummated during the term of this Agreement, as follows:
         25% of the Sun program and the Sun Demo program and 25% of other similar high risk leasing programs and risk pools as agreed upon by the parties hereto from time to time and 15% of leases from all other vendor programs. King Management agrees to purchase equipment and take assignments on vendor lease transactions up to but not over the agreed percentage levels described above on a non-discriminatory basis and subject to the terms and conditions of any and all agreements with the particular vendor, as amended from time to time. Sunrise will consummate all lease transactions and make the appropriate assignments to King Management to reflect the agreed sharing percentages. King Management will pay for the equipment it purchases according to the terms and conditions of the applicable vendor program and be responsible for the administration of it own leases.

6. Non-Solicitation. During the term of this Agreement and any extension of this Agreement, neither King Management nor King will, on behalf of King Management, without the express written consent of the Company, conduct any equipment leasing business with current vendor customers of the Company in the United States or other areas the parties may agree upon or with customers which the Company is soliciting or has expressed an interest in soliciting, except as contemplated by this Agreement. Neither King Management nor King will contact such customers directly with respect to vendor program business with King Management pursuant to this Agreement without the consent of the Company. Apart from this Agreement, King understands that as long as he serves as a director or an officer of the Company, he has a duty of loyalty to it, which prevents him from using his position as a director or officer of Sunrise to directly profit on Sunrise business other than as expressly agreed pursuant to this Agreement.

         During the term of this Agreement and any extension thereof, neither King Management nor King, will directly or indirectly, solicit any of Sunrise's present or future employees for the purpose of hiring them or inducing them to leave their employment with Sunrise; and King Management will not hire any Sunrise employees without the consent of Sunrise nor will King Management solicit, attempt to solicit, interfere or attempt to interfere with Sunrise's relationship with its customers or potential customers.

         Notwithstanding  the  foregoing,  this  Agreement  is not  intended  to prohibit  and does not  prohibit  either King  Management  or King from engaging in any form of leasing business or any other business. The intent of this Agreement is to ensure that the parties understand that while King Management will participate in the Company's vendor leasing transactions during the term of this Agreement and any extension thereof, the vendor customers with whom the transactions are negotiated (as they relate to vendor programs) are the customers of Sunrise and not King Management or King. The Company understands, however, that King's relationships with the several Sunrise vendors precedes that of Sunrise and nothing in this Agreement shall prevent King from maintaining and/or expanding those relationships so long as the terms of this Agreement are carried out.

7.       Indemnification

         a. General. Sunrise shall indemnify and hold harmless King Management and its directors, officers, employees and agents, from and against any claims or actions, including all costs and expenses incident thereto, and judgments or settlements arising therefrom, by reason of any action taken by King Management, or its directors, officers, employees and agents in fulfillment of King Management's or King's obligations under this Agreement; provided, however, that the indemnification provided pursuant to the terms of this Section 7a shall not apply in instances in which King Management, its directors, officers, employees, agents or representatives, are finally judicially determined (i) not to have reasonably believed that they were acting in good faith, or (ii) to have committed an act or omission constituting fraud, gross negligence or intentional wrongdoing. The Company shall have no further obligation to King Management or its employees under the provisions of this Section 7a if the liability or claim of King Management or its employees has been paid in full by any insurance maintained by King Management or the Company or any other party.

                  If  Sunrise   employees   provide  future   services  to  King
                  Management, King Management will provide the same indemnification terms to Sunrise as provided by Sunrise to King Management in the preceding paragraph.

          b. Further Agreements. Sunrise further agrees, unless its obligations hereunder are being fulfilled by an insurance company under the circumstances contemplated in this Section 7 hereof:

                  (1) to defend promptly and diligently, at the Company's expense, any claim, action or proceeding brought against King Management, or its directors, officers, employees, agents or representatives, and the Company, or any of them, arising out of or connection with any of the occurrences or events referred to in
                           Section 7a hereof.

                  (2) That King Management, or its directors, officers, employees, agents or representatives shall not be liable to third parties and shall be indemnified and held harmless by the Company in respect of any debts, liabilities or obligations incurred pursuant to this Agreement, or arising in the reasonable and ordinary course of the Company's business or by virtue of the management services provided for the Company pursuant to this Agreement.

                  (3) That all provisions of this Section 7 shall survive the expiration or termination of this Agreement.

                  (4) In the event Sunrise employees provide future services to King Management, King Management hereby agrees to the same covenants made by Sunrise in this
                           Section 7b.


8.       Insurance.

         a. Insurance to be Maintained by Sunrise. The Company, at its expense and at all times during the initial term of this
                  Agreement  and  any  extension  thereof,   shall  procure  and
                  maintain such insurance reasonably requested by King Management, if any, which is customary or appropriate to cover risks assumed by King Management or its employees in carrying out their responsibilities hereunder. Such insurance shall be written with a reputable insurance company or companies authorized to conduct business in Minnesota. At King Management's request, each insurance policy maintained by the Company shall name King Management as a co-insured, and contain a provision requiring the insurance company to notify King Management of any cancellation. The Company assumes all risks in connection with the adequacy of any insurance or self-insurance program.

         b. Insurance to be Maintained by King Management. King Management on its own behalf shall maintain such other insurance as King Management shall deem appropriate for its protection against claims, liabilities and losses which may be asserted or incurred, arising in the course of King Management's performance or the performance of King Management employees of their duties hereunder; provided, however, that the failure of King Management to obtain insurance pursuant to this Section 8b shall not be a defense to any claim by King Management for compensation, reimbursement or indemnification under the provisions of this Agreement.

         c. In the event Sunrise employees provide future services to King Management, King Management agrees to maintain the insurance described in Section 8a above, and Sunrise agrees to maintain the insurance described in Section 8b above.

 9. Nondisclosure of Confidential Information and Solicitation -- Sunrise. King Management markets and has under development certain software and asset management programs that are not equipment leasing programs. Because of the proximity and commonality of certain customers and potential customers that Sunrise does not currently sell to, Sunrise agrees to keep confidential any information it becomes aware of relative to King Management's businesses, and agrees not to solicit or compete with King in the businesses that King offers or interfere with its business relationships.

 10. Nondisclosure of Confidential Information -- King Management and King. King Management and King agree not to directly or indirectly use or disclose confidential information for the benefit of anyone other than the Company, except as permitted by the Software License Agreement dated February 13, 1995, between the Company and King Holding
         Corporation. "Confidential Information" means the information or compilation of information regarding Sunrise that King or King Management learns or has learned or develops or has developed during the course of their relationship with Sunrise.

11. Termination. This Agreement may be terminated pursuant to any of the following provisions:

         a. Mutual Agreement. By mutual written agreement executed by both parties.

         b. Default. By either party, effective immediately upon delivery of written notice to the other party, if the other party breaches any of its obligations under this Agreement; provided that if such breach is curable, such notice shall not be effective until the breaching party fails to correct such breach or default within a period of thirty (30) days after delivery of such written notice. If such breach is not curable, the Agreement shall terminate immediately upon delivery of such notice of breach.

         c. Death or Disability. By the Company upon the death or total disability of King. However, a termination of this Agreement will not, in and of itself, affect the options granted to King hereunder - King's options rights will be determined by applicable option agreements - nor will it affect the sharing rights of King Management so long as King Management fulfills the financing obligations of this Agreement.

 12.      General Provisions.

          a. Severability and Interpretation. In the event that a provision of this Agreement is held invalid, the remaining provisions shall nonetheless be enforced in accordance with their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

          b. Notices. Any notice required or permitted to be given under this Agreement shall be deemed effective when received if delivered by hand, telecopy, telex or telegram or three (3) days after depositing if placed in the U.S. mails for delivery by registered or certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the address set forth on the first page of this Agreement. Such address may be changed by giving written notice to the other party of such different address pursuant to the provisions of this section.

          c. Nonassignment. Neither King nor King Management shall assign, transfer or sell all or any part of his/its rights or obligations hereunder without the prior consent of Sunrise, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of any successor or assignee of Sunrise and of any permitted successors and assigns of King or King Management as provided above.

          d. Controlling Law. This Agreement shall be deemed to have been made in the State of Minnesota and shall be governed by and construed in accordance with the laws of the State of Minnesota.

          e. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes any and all prior and contemporaneous oral or written understandings between the parties relating to the subject matter hereof, except the Consulting and Noncompetition Agreement dated February 13, 1995 between Sunrise and King will continue in effect.


         The parties have executed this Agreement in the manner appropriate to each to be effective the day and year entered on the first page hereof.

                                       SUNRISE INTERNATIONAL LEASING CORPORATION


                                       By: /s/ Peter J. King
                                       Its: Chairman of the Board


                                       THE KING MANAGEMENT CORPORATION


                                       By:     /s/ Peter J. King
                                       Its Chairman of the Board


                                       /s/ Peter J. King
                                       Peter J. King